EXECUTION VERSION

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit 10.2

IL-1 TARGET LICENSE AGREEMENT

by and between
XOMA (US) LLC

and

NOVARTIS PHARMA AG

CONFIDENTIAL

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1

1.1	Additional Definitions	9

ARTICLE II LICENSE GRANTS		11

2.1	License Grants	11
2.2	Rights Retained by the Parties	11
2.3	Rights in Bankruptcy	11
2.4	Right of First Negotiation	12
2.5	Exclusive Option	13

ARTICLE III FINANCIAL TERMS		14

3.1	Upfront Payment.	14
3.2	Royalties	14
3.3	Reports; Royalty Payments	14
3.4	Methods of Payments	15
3.5	Accounting	15
3.6	Currency	16
3.7	Late Payments	16
3.8	Taxes	16
3.9	No Guarantee	17
3.10	Costs	17

ARTICLE IV OWNERSHIP OF INTELLECTUAL PROPERTY RIGHTS		18

4.1	Ownership	18
4.2	Prosecution and Maintenance of Patents	18
4.3	Defense of Claims Brought by Third Parties	18
4.4	Enforcement	18
4.5	Trademarks	18

ARTICLE V CONFIDENTIALITY		19

5.1	Confidentiality; Exceptions	19
5.2	Authorized Disclosure	19
5.3	Disclosure of Agreement	20
5.4	Remedies	21
5.5	Publications	21
5.6	Clinical Trial Register	21

i

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

ARTICLE VI REPRESENTATIONS; WARRANTIES; COVENANTS		22

6.1	Representations and Warranties of Both Parties	22
6.2	Representations and Warranties of XOMA	22
6.3	Covenant of XOMA	23
6.4	Covenant of Novartis	24
6.5	Disclaimer	24

ARTICLE VII INDEMNIFICATION		24

7.1	Indemnification by Novartis	24
7.2	Indemnification by XOMA	24
7.3	Procedure	25
7.4	SPECIAL, INDIRECT AND OTHER LOSSES	26
7.5	No Exclusion	26

ARTICLE VIII TERM AND TERMINATION		26

8.1	Term; Expiration	26
8.2	Termination for Cause	26
8.3	Termination by Novartis for Convenience	26
8.4	Effects of Termination	27

ARTICLE IX ACCRUED RIGHTS; SURVIVING PROVISIONS		27

9.1	Accrued Rights.	27
9.2	Surviving Provisions.	27

ARTICLE X MISCELLANEOUS		27

10.1	Dispute Resolution	27
10.2	Governing Law	28
10.3	Assignment	28
10.4	Force Majeure	28
10.5	Notices	29
10.6	Export Clause	30
10.7	Waiver	30
10.8	Severability	30
10.9	Entire Agreement	30
10.10	Independent Contractors	31
10.11	Headings; Construction; Interpretation	31
10.12	Further Actions	31
10.13	Parties in Interest; No Third Party Beneficiary Rights	31
10.14	Performance by Affiliates	32
10.15	Extension to Affiliates	32
10.16	Counterparts	32

ii

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

List of Exhibits

EXHIBIT A–	XOMA Patents	A-1
EXHIBIT B –	Canakinumab Exclusive License Provisions	B-1
EXHIBIT C –	Form of Novartis Invoice	C-1
EXHIBIT D –	Form of Servier Payoff Letter	D-1

iii

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

IL-1 TARGET LICENSE AGREEMENT

This IL-1 TARGET LICENSE AGREEMENT (the “Agreement”) is entered into as of the 24th day of August, 2017 (the “Effective Date”) by and between XOMA (US) LLC, a limited liability company organized under the laws of Delaware having offices at 2910 Seventh St., Berkeley, CA, USA, 94710 (“XOMA”), and Novartis Pharma AG, company limited by shares (Aktiengesellschaft) incorporated under the laws of Switzerland and registered in the Commercial Register of the Canton of Basel-Stadt, Switzerland, under number CHE-106.052.527 whose registered office is at Lichtstrasse 35, CH 4056 Basel, Switzerland (“Novartis”). XOMA and Novartis are each referred to herein by name or as a “Party” or, collectively, as the “Parties.”

RECITALS

WHEREAS, XOMA possesses proprietary technology and intellectual property rights with respect to IL-1 Antibodies and IL-1 Products (as defined below);

WHEREAS, Novartis possesses expertise in the manufacture, development and commercialization of human therapeutic products; and

WHEREAS, the Parties desire that XOMA grant Novartis non-exclusive rights with respect to XOMA IL-1 IP to permit Novartis to make, use, sell, offer for sale, import, and otherwise exploit IL-1 Products in the Field in the Territory and an exclusive option with respect to Canakinumab (each, as defined below), in exchange for certain royalties to be paid to XOMA and the other consideration referenced herein, all on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS

As used in this Agreement, the following terms will have the meanings set forth in this ARTICLE I unless context dictates otherwise:

“ACA” means the Patient Protection and Affordable Care Act, as the same may be amended or supplemented from time to time.

“Accounting Standards” means IFRS, as generally and consistently applied throughout Novartis’ organization. Novartis shall promptly notify XOMA in the event that it changes the Accounting Standards pursuant to which its records are maintained; provided, however, that Novartis may only use internationally recognized accounting principles (e.g., IFRS, GAAP, etc.).

“Acquiror IP” means, in connection with a Change of Control of XOMA, any Patents and/or Know-How owned or controlled by a Third Party acquiror of XOMA immediately prior

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

to the date of the Change of Control or developed or generated thereafter by such Third Party acquiror without use of or access to the XOMA IP existing immediately prior to such date.

“Affiliate” means any Person that directly or indirectly controls or is controlled by or is under common control with a Party. For the purpose of this definition, “control,” “controls” or “controlled” means ownership (directly or through one (1) or more Affiliates) of fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors (in the case of a corporation) or fifty percent (50%) or more of the equity interests (in the case of any other type of legal entity), status as a general partner in any partnership, any other arrangement whereby a Person controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity or the ability to cause the direction of the management or policies of a corporation or other entity. The Parties acknowledge that in the case of certain entities organized under the Laws of certain countries, the maximum percentage ownership permitted by Law for a foreign investor may be less than fifty percent (50%), and that in such case such lower percentage shall be substituted in the preceding sentence; provided, that such foreign investor has the power to direct the management and policies of such entity.

“AIA Proceedings” means post-issuance patent challenges and other proceedings under the U.S. Leahy-Smith America Invents Act.

“Biosimilar” a biological medicinal product for human use which (a) is highly similar to a reference biological medicinal product that has Regulatory Approval in the country in question; (b) has no clinically meaningful differences from such reference product in terms of quality, safety and efficacy, and (c) is approved for use (i) in the United States as a biosimilar biologic product (as defined in the ACA) pursuant to an abbreviated regulatory approval process established under the ACA; (ii) in the EU as a similar biologic medicinal product pursuant to Directive 2001/83/EC or Regulation (EC) No 726/2004 (as applicable); and/or (iii) in any other country pursuant to an equivalent regime in such country.

“BLA” means a Biologics License Application filed with the FDA in the United States with respect to an IL-1 Product, as defined in Title 21 of the U.S. Code of Federal Regulations, Section 601.2 et seq., or a comparable filing for Regulatory Approval in a jurisdiction other than the United States.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks are authorized or required to be closed, as the case may be, in Basel, Switzerland or San Francisco, California.

“Calendar Quarter” means a period of three (3) consecutive months ending on the last day of March, June, September, or December, respectively.

“Calendar Year” means a period of twelve (12) consecutive months beginning on January 1 and ending on December 31.

“Canakinumab” means the antibody known as canakinumab and any isoforms, allelic variants, mutants, polymorphisms, modified forms and fragments thereof, and human and non-human counterparts of the foregoing.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

“Canakinumab Biosimilar” means a Biosimilar of Canakinumab.

[*] means the period during which [*] or [*] with respect to [*] (a) [*] or (b) [*]

“Canakinumab Patents” mean [*] and/or the [*]

“Canakinumab Product” means any pharmaceutical or biological product containing Canakinumab (alone or with other active ingredients), in all forms, presentations, formulations, methods of administration and dosage forms. For the purposes of this Agreement, Canakinumab Product shall be deemed to include Canakinumab Biosimilars.

“Change of Control” means, with respect to a Party: (a) completion of a merger, reorganization, amalgamation, arrangement, share exchange, consolidation, tender or exchange offer, private purchase, business combination, recapitalization or other transaction involving such Party or such Party’s ultimate parent as a result of which the stockholders of such Party or parent immediately preceding such transaction hold less than fifty percent (50%) of the outstanding shares, or less than fifty percent (50%) of the outstanding voting power, respectively, of the ultimate company or entity resulting from such transaction immediately after consummation thereof (including a company or entity which as a result of such transaction owns the then-outstanding securities of a Party or all or substantially all of a Party’s assets, either directly or through one (1) or more subsidiaries); (b) the adoption of a plan relating to the liquidation or dissolution of a Party or its ultimate parent, other than in connection with a corporate reorganization (without limitation of clause (a), above); (c) the sale or disposition to a Third Party of all or substantially all the assets of a Party (determined on a consolidated basis); or (d) the sale or disposition to a Third Party of assets or businesses that constitute fifty percent (50%) or more of the total revenue or assets of a Party (determined on a consolidated basis). The entity(ies) gaining control of such Party pursuant to a transaction described in the preceding sentence are referred to herein as the “Acquiror.”

“Combination Product” means any pharmaceutical or biological product (in any formulation) containing one (1) or more active pharmaceutical ingredients in addition to the CV Canakinumab Product.

“Control”, “Controls” or “Controlled” means, with respect to any Know-How, Patents, proprietary information or trade secrets, or other intellectual property rights (collectively, “Rights”), the legal authority or right (whether by ownership, license or otherwise) of a Party to grant a license or a sublicense of or under such Rights to the other Party, or to otherwise disclose such proprietary information or trade secrets to the other Party, without breaching the terms of any agreement with a Third Party, or misappropriating the proprietary information or trade secrets of a Third Party.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

“Cover”, “Covering” or “Covered” means, with respect to a product, composition, technology, process or method, that, in the absence of ownership of or a license granted under a Valid XOMA IL-1 Claim, the manufacture, use, offer for sale, sale or importation of such product or composition, or the practice of such technology, process or method, would infringe such Valid XOMA IL-1 Claim (or, in the case of a Valid XOMA IL-1 Claim that has not yet issued, would infringe such Valid XOMA IL-1 Claim if it were to issue as then being prosecuted in good faith).

“CV Canakinumab Product” means the Canakinumab Product for the CV Indication.

“CV Indication” means the [*]  For clarity, a CV Indication [*] including [*] and [*], or [*] or [*] or [*]

“Dollars” or “$”means the legal tender of the U.S.

“EMA” means the European Medicines Agency, and any successor entity thereto.

“Excluded Patents” mean PCT application [*] and all Patents claiming priority thereto.

“Executive Officers” means the Chief Executive Officer (or his designee) of XOMA and the Head BD&L (or his designee) of Novartis International AG, an Affiliate of Novartis.

“FDA” means the U.S. Food and Drug Administration, and any successor entity thereto.

“Field” means [*] indications and uses, including [*] and therapeutic uses.

“First Commercial Sale” means, with respect to a CV Canakinumab Product, the first arm’s length sale to a Third Party for use or consumption of any such CV Canakinumab Product in a country. For clarity, the First Commercial Sale shall not include any sale by a Party to its Affiliates or sublicensees (unless such Person is the end user of such CV Canakinumab Product).

“Fixed Dose Combination Product” means a Combination Product administered in fixed-dose form.

“GAAP” means United States generally accepted accounting principles consistently applied by the applicable Person.

“Gevokizumab” means the antibody known as gevokizumab, and any isoforms, allelic variants, mutants, polymorphisms, modified forms and fragments thereof, and human and non-human counterparts of the foregoing. For the purposes of this Agreement, Gevokizumab shall be deemed to include any Gevokizumab Biosimilar.

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“ICH” means the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

“IFRS” means International Financial Reporting Standards, as amended from time to time.

“IL-1 Antibody” means, [*], any [*] and [*] and [*] and [*] For clarity, [*]

“IL-1 Product” means any pharmaceutical or biological product containing an IL-1 Antibody (alone or with other active ingredients), in all [*] including for [*]

“[*]” means [*].

“IL-1b Target” means the interleukin-1b (IL-1b) family of cytokines that mediate immune and inflammatory reactions.

“Indebtedness” means (without duplication), as to any Person, (a) all obligations for the payment of principal, interest, penalties, fees or other liabilities for borrowed money (including guarantees and notes payable), incurred or assumed, (b) all obligations of such Person for the deferred purchase price of property or services, (c) any obligations to reimburse the issuer of any letter of credit, surety bond, debentures, promissory notes, performance bond or other guarantee of contractual performance, (d) all Indebtedness of Third Parties secured by a Lien on property owned or acquired by such Person, (e) any obligation that would be required to be reflected as debt on the balance sheet of such Person under the Accounting Standards and (f) all Indebtedness of others referred to in clauses (a) through (e) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement to pay or purchase such Indebtedness, to advance or supply funds for the payment or purchase of such Indebtedness or otherwise to assure a creditor against loss, in each case including all accrued interest and prepayment penalties, if any, and (g) all contingent obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (f) above.

“Know-How” means all technical or proprietary information, know-how and data, including inventions (whether patentable or not), discoveries, trade secrets, specifications, instructions, processes, formulae, materials, expertise and other technology applicable to compounds, formulations, compositions, products or to their manufacture, development, registration, use or commercialization or methods of assaying or testing them or processes for their manufacture, formulations containing them, compositions incorporating or comprising them and including all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical and analytical, safety, quality control, manufacturing, preclinical and clinical data, instructions, processes, formulae, expertise and information, regulatory filings and copies thereof, relevant to the development, manufacture, use or commercialization of and/or which may be useful in studying, testing, development, production or formulation of products, or intermediates for the synthesis thereof.

“Law” or “Laws” means all laws, statutes, rules, regulations, orders, judgments, guidelines or ordinances having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

“Liens” means all liens, claims, security interests, licenses, security interests, restrictions on ownership or transferability or other encumbrances of any kind.

[*] means, with respect to any [*] the following has occurred: [*] or [*] or a [*]

“Net Sales” means the net sales on behalf of Novartis and any of its Affiliates or sublicensees (each, a “Selling Party”) for any CV Canakinumab Product sold to Third Parties other than sublicensees in bona fide, arm’s-length transactions, [*] The deductions booked on an accrual [*] to calculate the recorded net sales from gross sales include[*]

(a)normal trade and cash discounts;

(b)amounts repaid or credited by reasons of defects, rejections, recalls or returns;

(c)rebates and chargebacks to customers and Third Parties (including Medicare, Medicaid, Managed Healthcare and similar types of rebates);

(d)any amounts recorded in gross revenue associated with goods provided to customers for free;

(e)amounts provided or credited to customers through coupons and other discount programs;

(f)delayed ship order credits, discounts or payments related to the impact of price increases between purchase and shipping dates;

(h)[*] and

(i)[*]

In the case of any sale or other disposal of a CV Canakinumab Product between or among Novartis and its Affiliates or sublicensees, for resale, Net Sales shall be calculated only on the value charged or invoiced on the first arm’s-length sale thereafter to a Third Party. In the case of any sale which is not invoiced or is delivered before invoice, Net Sales shall be calculated at the time [*]. In the case of any sale or other disposal for value, such as barter or counter-trade, of any CV Canakinumab Product, or part thereof, other than in an arm’s-length transaction exclusively for money, Net Sales shall be calculated on the value of the non-cash consideration received or the fair market price (if higher) of a CV Canakinumab Product in the country of sale or disposal.

In the event a CV Canakinumab Product is sold as a Fixed Dose Combination Product, the Net Sales of a CV Canakinumab Product, for the purposes of determining royalty payments, shall be determined by multiplying the Net Sales of the Fixed Dose Combination Product by the fraction, A/(A+B) where A is the weighted (by sales volume) average sale price in a particular country of a CV Canakinumab Product containing Canakinumab as the sole active ingredient when sold separately in finished form and B is the weighted average sale price in that country of the product(s) containing the other component(s) as the sole active ingredient(s) when sold separately in finished form. Regarding prices comprised in the weighted average price when sold

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

separately referred to above, if these are available for different dosages from the dosages of Canakinumab and other active ingredient components that are included in the Fixed Dose Combination Product, then [*] in calculating the royalty-bearing Net Sales of the Fixed Dose Combination Product. In the event that such weighted average sale price cannot be determined for both a CV Canakinumab Product and the other product(s) in combination, or if the Combination Product is not a Fixed Dose Combination Product, the calculation of Net Sales for purposes of determining royalty payments shall be [*]

For the avoidance of doubt, sales between Novartis, its Affiliates and its sublicensees shall not be considered Net Sales (unless such Person is the end user of a CV Canakinumab Product).

“Patent” means (a) all patents and patent applications in any country or supranational jurisdiction in the Territory, (b) any substitutions, divisionals, continuations, continuations-in-part, provisional applications, reissues, renewals, registrations, confirmations, re-examinations, extensions, supplementary protection certificates and the like of any such patents or patent applications, and (c) foreign counterparts of any of the foregoing.

“Person” means any individual, partnership, joint venture, limited liability company, corporation, firm, trust, association, unincorporated organization, governmental authority or agency, or any other entity not specifically listed herein.

“[*]” means [*] For clarity, [*]

“Prosecution and Maintenance” or “Prosecute and Maintain” means, with regard to a Patent, the preparation, filing, prosecution and maintenance of such Patent, as well as re-examinations, reissues, appeals, and requests for patent term adjustments and patent term extensions with respect to such Patent, together with the initiation or defense of interferences, the initiation or defense of oppositions and other similar proceedings with respect to the particular Patent, and any appeals therefrom, and any AIA Proceedings. For clarification, “Prosecution and Maintenance” or “Prosecute and Maintain” shall not include any other enforcement actions taken with respect to a Patent.

“Regulatory Approval” means, with respect to an IL-1 Product in any country or jurisdiction, the approval (including where required, pricing and reimbursement approvals), registration, license or authorization from a Regulatory Authority in a country or other jurisdiction that is necessary to market and sell such IL-1 Product in such country or jurisdiction.

“Regulatory Authority” means any governmental agency or authority responsible for granting Regulatory Approvals for IL-1 Products, including the FDA, EMA and any corresponding national or regional regulatory authorities.

“Servier Lien Release” means receipt by Novartis of the Servier Payoff Letter completed and fully executed by Servier.

“Servier Loan” means all of the Indebtedness and other obligations due or payable under that certain Loan Agreement by and between XOMA (US) LLC on the one hand, and Les

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Laboratoires Servier and Institut de Recherches Servier (together, “Servier”) on the other, dated as of December 30, 2010 (as amended, by that certain Consent, Transfer, Assumption and Amendment Agreement by and among XOMA Ireland Limited, XOMA (US) LLC and Les Laboratoires Servier, dated as of August 12, 2013; as amended, by that certain Amendment No. 2 to the Loan Agreement by and between XOMA (US) LLC and Servier, dated as of January 9, 2015; as amended, by that certain Amendment No. 3 to the Loan Agreement by and between XOMA (US) LLC and Servier, dated as of January 17, 2017; and as may be further amended by the parties thereto, subject to the terms of this Agreement) and any other Indebtedness due or payable between XOMA (US) LLC or any XOMA Affiliates and Servier and any Servier Affiliates related to any intellectual property licensed pursuant to this Agreement.

“Servier Payoff Letter” means the payoff letter substantially in the form attached as EXHIBIT D, with such amendments or modifications approved in writing by Novartis, which approval shall not be unreasonably withheld or delayed.

“Territory” means all countries of the world.

“Third Party” means any Person other than XOMA or Novartis that is not an Affiliate of XOMA or of Novartis.

“United States” or “U.S.” means the United States of America and all of its territories and possessions.

“Valid XOMA IL-1 Claim” means with respect to any country, (a) a claim of an issued and unexpired Patent that is a XOMA IL-1 Patent, or (b) a claim in a filed but not yet granted patent application that is a XOMA IL-1 Patent where such claim has not yet been pending for longer than [*] following the filing of the earliest application from which said patent application derives priority, in each case where such claim has not been (w) disclaimed, cancelled, withdrawn or abandoned, (x) dedicated to the public, (y) declared invalid, unenforceable, unpatentable or revoked by a decision of a court, government agency or other authority, or (z) admitted to be invalid or unenforceable through reexamination, reissue or otherwise; provided, that if such a claim ceases to be a Valid XOMA IL-1 Claim by reason of the foregoing (w) through (z), then such claim shall again be deemed a Valid XOMA IL-1 Claim in the event such claim subsequently issues within a XOMA IL-1 Patent.

“XOMA IL-1 IP” means XOMA IL-1 Know-How and XOMA IL-1 Patents.

“XOMA IL-1 Know-How” means Know-How, other than any Know-How that is part of any Acquiror IP, that is Controlled by XOMA or its Affiliates [*] to make, have made, use, offer for sale, import, sell, and otherwise commercially exploit any IL-1 Antibody and/or IL-1 Products.

“XOMA IL-1 Patents” mean any Patents, other than any Patents that are part of any Acquiror IP, that are Controlled by XOMA or its Affiliates [*] that claim an IL-1 Antibody and/or any IL-1 Products and/or the use, manufacture, import, sale or commercial exploitation thereof, [*] including those set forth on EXHIBIT A. Notwithstanding the foregoing, [*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.1Additional Definitions. Each of the following definitions is set forth in the section of this Agreement indicated below:

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Act	Section 3.d.i. of Exhibit B
Agreement	Preamble
Auditor	Section 3.5.2
Bankruptcy Code	Section 2.3.1
BPCIA	Section 3.d.ii. of Exhibit B
Canakinumab CV Indication Non-Exclusive License	Section 2.1.1
Canakinumab Exclusive License	Section 2.5
Canakinumab Exclusive License Effective Date	Section 2.5
Canakinumab Non-CV Indication Non-Exclusive License	Section 2.1.1
Claims	Section 7.1
Competing Infringing Activities	Section 3.f. of Exhibit B
Competing Program	Section 4.b. of Exhibit B
Confidential Information	Section 5.1
CV Indication Recovery	Section 3.g. of Exhibit B
[*]	Section [*]
Disclosing Party	Section 5.1
[*]	Section [*]
Effective Date	Preamble
Exclusive Negotiation Period	Section 2.4
Exclusive Option	Section 2.5
Existing Confidentiality Agreement	Section 5.1
Future IP	Section 4.1.2
HSR Filing	Section 2.5
IL-1 License	Section 2.1.1
Indemnified Party	Section 7.3.1
Indemnifying Party	Section 7.3.1
Losses	Section 7.1
Novartis	Preamble
Novartis Indemnitees	Section 7.2
Novartis Interest Notice	Section 2.5
Parties	Preamble
Party	Preamble
Payment Breach	Section 8.2
Product Marks	Section 4.5
Receiving party	Section 5.1
Rights	Definition of ‘Control’ in ARTICLE I
ROFN Notice	Section 2.4
Royalty Term	Section 3.3.2(a)
Sales & Royalty Report	Section 3.3.2
[*]	Section [*]
Selling Party	Definition of ‘Net Sales’ in ARTICLE I
Servier	Definition of ‘Servier Loan’ in ARTICLE I

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Term	Section 8.1
[*]	Section [*]
Trade Control Laws	Section 10.6
XOMA	Preamble
XOMA Indemnitees	Section 7.1
[*]	Section [*]
XOMA Third Party Agreements	Section 3.2.2(c)
XOMA Third Party Obligations	Section 3.2.2(c)

ARTICLE II
LICENSE GRANTS

2.1License Grants.

2.1.1 License Grant. XOMA hereby grants to Novartis and its Affiliates (a) a non-exclusive, worldwide, perpetual, irrevocable, royalty-free, sub-licensable (subject to Section 2.1.2) license under the XOMA IL-1 IP to make, have made, use, offer for sale, import, sell, and otherwise commercially exploit all IL-1 Antibodies and IL-1 Products, including Biosimilars of the IL-1 Products, in the Field other than Canakinumab and Canakinumab Products (the “IL-1 License”); (b) a non-exclusive, worldwide, perpetual, irrevocable, royalty-free, sub-licensable (subject to Section 2.1.2) license under the XOMA IL-1 IP to make, have made, use, offer for sale, import, sell, and otherwise commercially exploit Canakinumab and Canakinumab Products, in each case, in the Field other than for the CV Indication (the “Canakinumab Non-CV Indication Non-Exclusive License”); and (c) a non-exclusive, worldwide, royalty-bearing, sub-licensable (subject to Section 2.1.2) license under the XOMA IL-1 IP to make, have made, use, offer for sale, import, sell, and otherwise commercially exploit Canakinumab and Canakinumab Products, in each case, in the Field for the CV Indication (the “Canakinumab CV Indication Non-Exclusive License”).

2.1.2Sublicensing. The license grants in Section 2.1.1 include the right to grant and authorize sublicenses solely in connection with those IL-1 Antibodies and IL-1 Products that are developed by or on behalf of Novartis, its Affiliates and sublicensees in multiple tiers; provided, that: (a) Novartis shall require that each sublicensee comply with all applicable provisions of this Agreement; and (b) Novartis shall remain directly responsible for each sublicensee’s performance in connection with this Agreement.

2.2Rights Retained by the Parties. For purposes of clarity, (a) each Party retains all rights under the Know-How and Patents Controlled by such Party not expressly granted to the other Party pursuant to this Agreement; and (b) XOMA does not grant Novartis any rights under any Know-How and Patents Controlled by XOMA to make, have made, use, offer for sale, import, sell or otherwise exploit Gevokizumab under this Agreement. Novartis shall not, and shall not permit any of its Affiliates or sublicensees to, practice or use any of the XOMA IL-1 Patents or XOMA IL-1 Know-How outside of the scope of the license granted under Section 2.1.1 and/or Section 2.5, as applicable.

2.3Rights in Bankruptcy.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

2.3.1The Parties agree that this Agreement constitutes an executory contract under Section 365 of the United States Bankruptcy Code, 11 U.S.C. §§ 101 et seq. (the “Bankruptcy Code”) for the license of “intellectual property” as defined under Section 101 of the Bankruptcy Code and constitutes a license of “intellectual property” for purposes of any similar laws in any other country in the Territory. The Parties further agree that Novartis, as licensee of such rights under this Agreement, will retain and may fully exercise all of its protections, rights and elections under the Bankruptcy Code, including, but not limited to, Section 365 (n) of the Bankruptcy Code, and any similar laws in any other country in the Territory.

2.3.2All rights, powers and remedies of Novartis provided for in this Section 2.3 are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including under the Bankruptcy Code and any similar laws in any other country in the Territory). Novartis, in addition to the rights, power and remedies expressly provided herein, shall be entitled to exercise all other such rights and powers and resort to all other such remedies as may now or hereafter exist at law or in equity (including under the Bankruptcy Code). The Parties agree that they intend the following Novartis rights to extend to the maximum extent permitted by law, including for purposes of the Bankruptcy Code, the right of access to any XOMA IL-1 IP (including all embodiments thereof).

2.4Right of First Negotiation. If [*] or [*], XOMA shall provide Novartis written notice (“ROFN Notice”) [*] and [*].  Novartis will have an exclusive right of first negotiation to elect to enter into exclusive negotiations with XOMA to obtain the license(s) or [*], exercisable by written notice to XOMA within [*] of receipt of a ROFN Notice provided by XOMA in the case of [*], and within [*] of receipt of a ROFN Notice provided by XOMA in the case of [*].  If Novartis exercises such right of first negotiation, the Parties will negotiate in good faith for up to [*] in the case of [*], and up to [*] in the case of [*], as each such periods may be extended by the Parties in writing (each, an “Exclusive Negotiation Period”) following exercise of such right of first negotiation to reach agreement on mutually acceptable terms [*]  If the Parties cannot agree on mutually acceptable terms during the applicable Exclusive Negotiation Period, then, [*]; provided, however, that [*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

2.5Exclusive Option. XOMA hereby grants Novartis, an exclusive option and right (the “Exclusive Option”) to convert, globally or on a country-by-country basis, (a) the Canakinumab Non-CV Indication Non-Exclusive License to an exclusive (even as to XOMA), perpetual, irrevocable, royalty-free, sub-licensable (subject to Section 2.1.2) license under the XOMA IL-1 IP in the applicable country to make, have made, use, offer for sale, import, sell, and otherwise commercially exploit Canakinumab and Canakinumab Products, in each case, in the Field other than for the CV Indication; and (b) the Canakinumab CV Indication Non-Exclusive License to an exclusive (even as to XOMA), royalty-bearing, sub-licensable (subject to Section 2.1.2) license under the XOMA IL-1 IP in the applicable country to make, have made, use, offer for sale, import, sell, and otherwise commercially exploit Canakinumab and Canakinumab Products, in each case in the Field for the CV Indication (the “Canakinumab Exclusive License”). Novartis may exercise the Exclusive Option in a given country in the Territory [*] If Novartis is interested in exercising the Exclusive Option to receive the Canakinumab Exclusive License, Novartis will provide XOMA with written notice (“Novartis Interest Notice”) of its intent to exercise such Exclusive Option, including notification of whether, in Novartis’ good faith opinion, the Parties would be required by applicable Law to file with the United States Department of Justice, a notification and report form under the HSR Act (an “HSR Filing”) with respect to the exercise of the Exclusive Option.  As promptly as practicable but in any event within [*] of the date of Novartis’ Interest Notice [*] and [*] or [*].  If reasonably requested by XOMA, the Parties shall [*]. If Novartis elects to exercise the Exclusive Option, after the earliest of (i) [*] (ii) [*] or (iii) [*], Novartis shall provide XOMA with written notice of exercise. If an HSR Filing is required with respect to the exercise of the Exclusive Option, the Parties will cooperate with one another to the extent necessary in the preparation of any such HSR Filing.  In such case, the Parties shall each use [*] efforts to ensure that applicable waiting period under the HSR Act or any applicable comparable foreign law in the applicable country expires or is terminated as soon as practicable.  Notwithstanding the foregoing, nothing in this Section 2.5 shall require either Party or any of its Affiliates to commit to any divestiture, license (in whole or in part) or any arrangement to hold separate (or any similar arrangement) with respect to any of its products or assets.  The Exclusive Option shall be deemed exercised on the date, (i) if an HSR Filing is not required, of Novartis’ notice of exercise or (ii) if an HSR Filing is required, the date of expiration or termination of the applicable waiting period under the HSR Act (such date the “Canakinumab Exclusive License Effective Date”). Effective as of the Canakinumab Exclusive License Effective Date, (x) each of the Canakinumab Non-CV Indication Non-Exclusive License and the Canakinumab CV Indication Non-Exclusive License are hereby converted into the Canakinumab Exclusive License; and (y) the provisions set forth in EXHIBIT B shall apply with respect to the Canakinumab Exclusive License. For clarity purposes, the IL-1 License shall remain in effect and unaffected by Novartis’s decision to exercise or not exercise the Exclusive Option.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

ARTICLE III

FINANCIAL TERMS

3.1Upfront Payment. In partial consideration for the licenses granted to Novartis hereunder, Novartis shall pay XOMA a total upfront payment of Ten (10) Million Dollars (US$10,000,000) within five (5) Business Days of the Servier Lien Release.

3.2Royalties.

3.2.1Royalties. Subject to [*], on a CV Canakinumab Product-by-CV Canakinumab Product basis, and country-by-country basis, Novartis shall pay royalties at a rate of [*] ([*]%) on Net Sales of such CV Canakinumab Product for the CV Indication sold by Novartis, its Affiliates, or its sublicensees in the Territory during the Royalty Term.

3.2.2Royalty Term and Adjustments.

(a)Novartis’ royalty obligations to XOMA under this Section 3.2 shall commence on a CV Canakinumab Product-by-CV Canakinumab Product and country-by-country basis on the date of First Commercial Sale of such CV Canakinumab Product by Novartis, its Affiliates or sublicensees to a Third Party in the relevant country where such CV Canakinumab Product is Covered by a Valid XOMA IL-1 Claim and shall expire on a CV Canakinumab Product-by-CV Canakinumab Product and country-by-country basis upon the earlier of (i) the date of expiration in such country of the last-to-expire Valid XOMA IL-1 Claim, where the sale of the applicable CV Canakinumab Product in the applicable country would infringe such Valid XOMA IL-1 Claim but for the license granted to Novartis under this Agreement; or (ii) the date on which [*] occurs in such country with respect to such CV Canakinumab Product (the “Royalty Term”).

(b)Upon the expiration of the Royalty Term for a CV Canakinumab Product in a country in the Territory, the licenses and rights granted to Novartis under this Agreement with respect to such CV Canakinumab Product in such country shall become fully paid-up, perpetual, irrevocable, royalty free licenses, which shall continue even after the expiration or termination of this Agreement.

(c)Notwithstanding anything to the contrary in this Agreement, [*] responsible for the payment of [*] and other payment obligations, if any, [*] in connection with (i) any [*] which [*] and [*], or (ii) which relate to [*] relating to any [*] (collectively, the “ [*]”). All such payments in respect of [*] shall be made promptly [*] in accordance with [*] (collectively, [*] after each such payment has been made. Without limiting [*], in the event [*], or [*], and [*].

3.3Reports; Royalty Payments.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

3.3.1After commencement of the First Commercial Sale and until the expiration of Novartis’ royalty payment obligations under this ARTICLE III, Novartis agrees to make written reports to XOMA within [*] after the end of each Calendar Quarter covering sales of CV Canakinumab Products by Novartis, its Affiliates and sublicensees during such Calendar Quarter on a country-by-country basis in the Territory in each country where the CV Canakinumab Product is covered by a Valid XOMA IL-1 Claim.

3.3.2Each such written report (“Sales & Royalty Report”) shall, with respect to each country, provide:

(a)number of units sold of the CV Canakinumab Product(s);

(b)the Net Sales for the CV Canakinumab Product(s); and

(c)the calculation of the royalty payment due on such Net Sales in the Territory pursuant to this ARTICLE III.

3.3.3Following receipt of each such Sales & Royalty Report, [*] Novartis shall make the royalty payment due to be paid to XOMA under ARTICLE III for the Calendar Quarter covered by such report.

3.3.4Novartis [*] (the “[*]). At [*] and [*]

3.4Methods of Payments. All payments due from Novartis to XOMA under this Agreement shall be paid in Dollars by Novartis via wire transfer to a bank designated in writing in advance by XOMA. Any payment which falls due on a date which is not a Business Day in the location from which the payment will be made may be made on the next succeeding Business Day in such location.

3.5Accounting.

3.5.1Novartis shall keep complete, true and accurate books and records in accordance with its Accounting Standards in relation to this Agreement, including in relation to Net Sales of CV Canakinumab Products, the CV Tracking Methodology, and royalties due thereon.  Novartis shall keep such books and records for at least [*] following the Calendar Quarter to which they pertain.

3.5.2XOMA may, upon written notice to Novartis, appoint an internationally-recognized independent accounting firm (which firm is reasonably acceptable to Novartis, such acceptance not to be unreasonably delayed or conditioned) (the “Auditor”) to inspect the relevant reports, statements, records or books of accounts (as applicable) of Novartis and/or its Affiliates to verify the accuracy of any Sales & Royalty Report. Before beginning its audit, the Auditor shall execute an undertaking reasonably acceptable to Novartis on customary terms by which the Auditor shall keep confidential all information reviewed during such audit. The Auditor shall have the right to disclose to XOMA its conclusions regarding any payments owed under this Agreement.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

3.5.3Novartis and its Affiliates shall make their records available for inspection by such Auditor during regular business hours at such place or places where such records are customarily kept, upon receipt of reasonable advance notice from XOMA. The records shall be reviewed solely to verify the accuracy of the Sales & Royalty Reports. [*]  In addition, XOMA shall only be entitled to audit the relevant books and records of Novartis relating to a Sales & Royalty Report for a period of [*] after receipt of the applicable Sales & Royalty Report. XOMA agrees to hold in strict confidence all information received and all information learned in the course of any audit or inspection, except to the extent necessary to enforce its rights under this Agreement or if disclosure is required by Law, regulation or judicial order.

3.5.4The Auditor shall provide its audit report and basis for any determination to Novartis at the time such report is provided to XOMA, before it is considered final. Novartis shall have the right to request a further determination by such Auditor as to matters which Novartis disputes within [*] following receipt of such report. Novartis will provide XOMA and the Auditor with a reasonably detailed statement of the grounds upon which it disputes any findings in the audit report and the Auditor shall undertake to complete such further determination within [*] after the dispute notice is provided, which determination shall be limited to the disputed matters. Any matter that remains unresolved shall be resolved in accordance with the dispute resolution procedures contained in Section 10.1.

3.5.5In the event that the final result of the inspection reveals an undisputed underpayment or overpayment by Novartis, the underpaid or overpaid amount shall be settled promptly.

3.5.6XOMA shall pay for such audits, as well as its own expenses associated with enforcing its rights with respect to any payments hereunder, except that in the event there is any upward adjustment in aggregate amounts payable for any year shown by such audit of more than [*] of the amount paid, Novartis shall pay for such audit.

3.6Currency. All payments under this Agreement shall be payable in U.S. Dollars. When conversion of payments from any foreign currency is required to be undertaken by Novartis, the U.S. Dollar equivalent shall be calculated using Novartis’ then-current standard exchange rate methodology as applied in its external reporting.

3.7Late Payments. Any undisputed amount owed by Novartis to XOMA under this Agreement that is not paid on or before [*] the date such payment is due shall bear interest at a rate per annum equal to the lesser of (a) the thirty (30)-day United States Dollar LIBOR rate in effect on the date that payment was due, as published by The Financial Times after such payment is due, plus [*] or (b) the highest rate permitted by applicable Law, in either case calculated on the number of days such payments are paid after such payments are due and compounded monthly; provided, that the foregoing shall not accrue on undisputed amounts that were paid after the due date as a result of mistaken XOMA actions (e.g., if a payment is late as a result of XOMA providing an incorrect account for receipt of payment).

3.8Taxes.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

3.8.1Except as otherwise provided in this Section 3.8, each Party shall be responsible for any tax obligations of its own due to this Agreement, including income tax and capital gains tax, and neither Party shall have any obligation towards the other Party in the event that the other Party fails to fully comply with its tax obligations.

3.8.2All transfer, VAT, GST, documentary, sales, use, stamp, registration and other such taxes, and any conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated hereby, if any, [*]. Novartis shall prepare and timely file all tax returns required to be filed in respect of any such taxes. The Parties shall reasonably cooperate in accordance with applicable Laws to minimize any such transfer taxes payable in connection with this Agreement.

3.8.3Subject to Section 3.8.4, if any taxes are required to be withheld by Novartis, Novartis will: (a) deduct such taxes from the payment made to XOMA; (b) timely pay the taxes to the proper taxing authority; (c) promptly send proof of payment to XOMA; and (d) reasonably assist XOMA in its efforts to obtain a credit for such tax payment. Each Party agrees to reasonably assist the other Party in lawfully claiming exemptions from and/or minimizing such deductions or withholdings under double taxation Laws or similar circumstances.

3.8.4Notwithstanding anything to the contrary in this Agreement, if Novartis assigns or transfers some or all of its rights and obligations to any Person and if, as a result of such action, the withholding or deduction of tax required by applicable Law with respect to payments under this Agreement is increased, then any amount payable under this Agreement shall be increased to take into account such withheld taxes as may be necessary so that, after making all required withholdings (including withholdings on the withheld amounts), XOMA receives an amount equal to the sum it would have received had no such increased withholding been made.

3.8.5For all tax purposes, both Parties agree to report the transactions contemplated by this Agreement in a manner consistent with its terms and to not take any position inconsistent therewith in any tax return, refund claim, litigation, or otherwise.

3.9No Guarantee. XOMA and Novartis acknowledge and agree that nothing in this Agreement shall be construed as representing an estimate or projection of anticipated sales of any CV Canakinumab Product. Neither Party provides any representation, warranty or guarantee that the development of any CV Canakinumab Product will be successful, that Regulatory Approval for any IL-1 Product will be obtained, or that any other particular results will be achieved with respect to the commercialization of any CV Canakinumab Product hereunder.

3.10Costs. In addition to the specific costs to be assumed by each of XOMA and Novartis as described herein, each Party will be responsible for all costs that it incurs in exercising its rights and meeting its obligations under this Agreement, except as expressly set forth otherwise in this Agreement.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

ARTICLE IV
OWNERSHIP OF INTELLECTUAL PROPERTY RIGHTS

4.1Ownership.

4.1.1Pre-Existing Patents and Know-How. XOMA shall retain all of its right, title and interest in, to and under the XOMA IL-1 IP, and Novartis shall retain all of its rights, title and interest in, to and under the Patents and Know-How Controlled by it, except in each case to the extent that any such rights or licenses are expressly granted by one Party to the other Party under this Agreement.

4.1.2Intellectual Property Arising Under This Agreement. Novartis shall own  all data, Patents and Know-How generated, discovered, developed, invented, conceived or reduced to practice by or on behalf of itself, its sublicensees, or Affiliates, whether solely by any such party or jointly by one (1) or more such parties, in connection with the exercise of the licenses granted under Section 2.1 with respect to any IL-1 Antibody or IL-1 Products under this Agreement, and all intellectual property rights therein (collectively, all such data, Patents and Know-How, the “Future IP”).

4.2Prosecution and Maintenance of Patents. As between the Parties, [*] shall have the sole right (but not the obligation) for Prosecuting and Maintaining the [*] Patents; provided that if [*] decides not to Prosecute and Maintain any [*] Patent in a country in the Territory, [*] shall notify in writing and consult with [*] regarding such decision or intention at least [*] prior to the date upon which the subject matter of such Patent shall become unpatentable or such Patent shall lapse or become abandoned. [*] shall thereupon have the right (but not the obligation), [*] in such country, to assume the Prosecution and Maintenance of such [*] Patent, in which case [*].  [*] shall be responsible for all costs and expenses associated with its Prosecution and Maintenance activities of [*] Patents.

4.3Defense of Claims Brought by Third Parties. [*] shall have the right to defend any claim that the making, using, selling, offering for sale, importing, or other exploitation of any [*] by or on behalf of [*], its Affiliates, or its sublicensees in or for the Territory infringes or misappropriates the intellectual property rights of any Third Party, and [*] shall have the right to defend any claim that the making, using, selling, offering for sale, importing, or other exploitation of any [*] by or on behalf of [*], its Affiliates, or sublicensees in or for the Territory infringes or misappropriates the intellectual property rights of any Third Party.

4.4Enforcement. [*] shall have the sole right, but not the obligation, to enforce [*] against any infringement or misappropriation of [*] by a Third Party, or to defend any declaratory judgment action with respect thereto.

4.5Trademarks. Novartis shall have the right to brand the IL-1 Products using Novartis related trademarks and any other trademarks and trade names it determines appropriate for an IL-1 Product, which may vary by country or within a country (“Product Marks”). Novartis shall own all rights in the Product Marks and register and maintain the Product Marks in the countries and regions it determines reasonably necessary.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

ARTICLE V
CONFIDENTIALITY

5.1Confidentiality; Exceptions. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that a Party and its Affiliates and representatives (the “Receiving Party”) shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement any Know-How or other confidential and proprietary information and materials, patentable or otherwise, in any form (written, oral, photographic, electronic, magnetic, or otherwise) which is disclosed to it by the other Party or its Affiliates or representatives (the “Disclosing Party”), including trade secrets, Know-How, inventions or discoveries, proprietary information, formulae, processes, techniques and information relating to a Party’s past, present and future marketing, financial and development activities of any product or potential product or useful technology of the Disclosing Party and the pricing thereof (collectively, “Confidential Information”), except to the extent that it can be established by the Receiving Party that such Confidential Information:

(a)was in the lawful knowledge and possession of the Receiving Party prior to the time it was disclosed to the Receiving Party, as evidenced by written records kept in the ordinary course of business, or other documentary proof of actual use by the Receiving Party;

(b)was otherwise developed independently by the Receiving Party without use of or reference to the Disclosing Party’s Confidential Information, as evidenced by written records kept in the ordinary course of business, or other documentary proof of actual use by the Receiving Party;

(c)was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(d)became generally available to the public or otherwise part of the public domain after its disclosure to the Receiving Party hereunder other than through any act or omission of the Receiving Party in breach of this Agreement; or

(e)was disclosed to the Receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party not to disclose such information to others.

Subject to and without prejudice to the foregoing, any Confidential Information disclosed by either Party (or their Affiliates) prior to the Effective Date pursuant to the Confidentiality Agreement between Novartis International AG and XOMA, dated July 6, 2017 (the “Existing Confidentiality Agreement”) shall be Confidential Information of such Party for all purposes under this Agreement, it being understood and agreed that this Agreement supersedes and replaces the Existing Confidentiality Agreement with respect to such Confidential Information and the rights and obligations of the Parties with respect thereto.

5.2Authorized Disclosure. Except as expressly provided otherwise in this Agreement, a Receiving Party may use and disclose Confidential Information of the Disclosing Party as follows:

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(a)under appropriate confidentiality provisions at least as protective of such Confidential Information as those in this Agreement, as reasonably necessary for performance of its obligations or exercise of rights granted in this Agreement (including the rights to make, have made, use, offer for sale, import, sell, and otherwise exploit any IL-1 Antibody or IL-1 Products) including in filing or prosecuting patent applications in accordance with Section 4.2, prosecuting or defending litigation, complying with applicable Law (subject to clause (b) below), seeking and obtaining Regulatory Approval, conducting non-clinical activities or clinical trials, preparing and submitting BLAs to Regulatory Authorities, and marketing IL-1 Products, in each case in accordance with this Agreement;

(b)to the extent disclosure is required by Law; provided, that if a Receiving Party is required by Law to make any such disclosure of a Disclosing Party’s Confidential Information it will, where legally permitted and practicable, give reasonable advance notice to the Disclosing Party of such disclosure requirement, afford the Disclosing Party an opportunity to secure, and, if requested by the Disclosing Party, reasonably cooperate with the Disclosing Party to, secure confidential treatment of such Confidential Information required to be disclosed, and disclose only that portion of the Confidential Information that the Receiving Party is legally required to disclose as advised by the Receiving Party’s legal counsel;

(c)in communication with actual or potential investors, lenders, acquirers, merger partners, consultants, professional advisors, collaborators, donors, or funding sources as reasonably necessary, and with its licensors as necessary to satisfy its reporting obligations with respect to any IL-1 Antibody or IL-1 Product, in each case under appropriate confidentiality provisions substantially equivalent to those of this Agreement; or

(d)to the extent mutually agreed to in writing by the Parties.

5.3Disclosure of Agreement.

5.3.1Disclosure of Agreement Terms.

(a)Except to the extent required by Law or any securities exchange or governmental authority or any tax authority to which any Party is subject or submits or as otherwise permitted in accordance with this Section 5.3, neither Party nor its Affiliates shall make any public announcements concerning the terms of this Agreement or the transactions contemplated hereby or otherwise disclose the terms of this Agreement or the transactions contemplated hereby to any Third Party without the prior written consent of the other, which shall not be unreasonably withheld, conditioned or delayed. Each Party agrees to provide to the other Party a copy of any public announcement regarding this Agreement or the subject matter hereof, as practicable under the circumstances, reasonably prior to its scheduled release. Each Party shall have the right to expeditiously review and recommend changes to any such announcement by the other Party or its Affiliates, and, except as otherwise required by securities exchange listing requirements or applicable Law, approve such announcement, and the Party whose announcement has been reviewed shall remove any Confidential Information of the reviewing Party.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(b)Notwithstanding the foregoing, to the extent information regarding this Agreement has already been publicly disclosed, either Party may subsequently disclose the same information to the public without the consent of the other Party. Each Party shall also be permitted to disclose the terms of this Agreement, in each case on a need to know basis under appropriate confidentiality provisions substantially equivalent to those of this Agreement, to its actual or potential investors, lenders, acquirers, merger partners, consultants, professional advisors, donors, or funding sources. Novartis may, in the ordinary course of business, without XOMA’s consent, inform its customers, suppliers and business contacts that Novartis has obtained the right under this Agreement to sell IL-1 Products in the Territory.

(c)Each Party shall give the other Party a reasonable opportunity to review those portions of all filings with the United States Securities and Exchange Commission (or any stock exchange, including Nasdaq, or any similar regulatory agency in any country other than the U.S.) describing the terms of this Agreement (including any filings of this Agreement) prior to submission of such filings, and shall give due consideration to any reasonable comments by the non-filing Party relating to such filing, including the provisions of this Agreement for which confidential treatment should be sought.

5.4Remedies. Each Party shall be entitled to seek, in addition to any other right or remedy it may have, at Law or in equity, a temporary injunction or other injunctive relief, without the posting of any bond or other security, enjoining or restraining the other Party from any violation or threatened violation of this ARTICLE V.

5.5Publications. XOMA shall not make any public disclosure (whether written, electronic, oral or otherwise) relating to any IL-1 Antibody or IL-1 Product without the prior written consent of Novartis; provided, that the foregoing shall not apply to information which is in the public domain or any public disclosure required by Law or governmental regulation or by the rules of any recognized stock exchange. For the avoidance of doubt, Novartis, any of its Affiliates or sublicensees may, without any required consents from XOMA, (a) issue press releases, disclosures, and other public statements as it deems appropriate in connection with the exercise of the licenses and rights with respect to any IL-1 Antibody or IL-1 Products under or in connection with this Agreement, and (b) publish or have published information about clinical trials related to any IL-1 Antibody or IL-1 Products, including the results of such clinical trials; provided, however, if Novartis plans to issue a press release that in its judgment contains material adverse information regarding this Agreement in its entirety or an IL-1 Antibody or IL-1 Product under this Agreement, then Novartis shall use commercially reasonable efforts to provide XOMA with reasonable prior notice of such press release.

5.6Clinical Trial Register. Each Party agrees that each clinical study and each nonclinical study with respect to any IL-1 Antibody or IL-1 Product that is required to be posted pursuant to applicable Law or applicable industry codes, including the PhRMA Code or the equivalent industry code of practice, on clinicaltrials.gov or any other similar registry shall be so posted. Unless otherwise agreed upon by the Parties (and as permitted by applicable Law or applicable industry codes), Novartis shall be responsible for such posting for any IL-1 Antibody or IL-1 Products.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

ARTICLE VI
REPRESENTATIONS; WARRANTIES; COVENANTS

6.1Representations and Warranties of Both Parties. Each Party hereby represents and warrants to the other Party, as of the Effective Date, that:

(a)Such Party is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

(b)Such Party has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

(c)This Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against it in accordance with the terms hereof;

(d)The execution, delivery and performance of this Agreement by such Party does not conflict with any agreement or any provision thereof, or any instrument or understanding, oral or written, to which it or its Affiliates is a party or by which it or its Affiliates are bound, nor violate any Law or regulation of any court, governmental body or administrative or other agency having jurisdiction over such Party or its Affiliates;

(e)No government authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, under any applicable Laws currently in effect, is or will be necessary for, or in connection with, the transaction contemplated by this Agreement or any other agreement or instrument executed in connection herewith, or for the performance by it of its obligations under this Agreement and such other agreements except as may be required to (i) conduct clinical trials or to seek or obtain Regulatory Approvals of the IL-1 Products or patent extensions and (ii) under the HSR Act with respect to Novartis’ exercise of the Exclusive Option; and

(f)It is not debarred or excluded from reimbursement by the FDA (or subject to a similar sanction of EMA or any other Regulatory Authority) or subject of an FDA debarment or exclusion investigation or proceeding (or similar proceeding of EMA or other Regulatory Authority).

6.2Representations and Warranties of XOMA. XOMA hereby represents and warrants to Novartis that as of the Effective Date (except as set forth in the schedules of disclosures attached hereto as SCHEDULE 1):

(a)The Patents listed in EXHIBIT A comprise a complete and accurate list of all XOMA IL-1 Patents;

(b) XOMA has the right to use and disclose and to enable Novartis to use and disclose (in each case under conditions of confidentiality consistent with Section 5.2) the

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

XOMA IL-1 Know-How, and XOMA has the right to grant all rights and licenses it purports to grant to Novartis with respect to the XOMA IL-1 IP, the IL-1 Antibodies and IL-1 Products under this Agreement, free and clear of all Liens, other than Liens securing the Servier Loan, which will be released in accordance with the Servier Payoff Letter;

(c)Neither XOMA nor its Affiliates has granted any right or license to any Third Party that conflicts or interferes with or limits the scope of any of the rights or licenses granted to Novartis hereunder;

(d)The XOMA IL-1 Know-How and XOMA IL-1 Patents [*] or [*];

(e)Neither XOMA nor its Affiliates has received any written notice of any claim that any Patent or Know-How owned or Controlled by a Third Party would be or is infringed or misappropriated by the manufacture, use, sale, offer for sale or importation of IL-1 Antibodies or IL-1 Products;

(f)To XOMA’s knowledge, [*] concerning the IL-1 Antibody or IL-1 Products or active pharmaceutical ingredients therein [*] and [*]; and

(g)Neither XOMA nor any Affiliate has entered into a government funding relationship that would result in rights to the IL-1 Antibody or IL-1 Product residing in the U.S. Government, National Institutes of Health, National Institute for Drug Abuse or other agency, and the licenses granted hereunder are not subject to overriding obligations to the U.S. Government as set forth in Public Law 96 517 (35 U.S.C. 200 204), as amended, or any similar obligations under the Laws of any other country.

6.3Covenant of XOMA.  XOMA hereby covenants to Novartis that:

(a)XOMA will not grant during the Term, any right or license to any Third Party that conflicts or interferes with or limits the scope of any of the rights or licenses granted to Novartis hereunder.  For clarity, unless and until Novartis has exercised the Exclusive Option with respect to a country, XOMA shall have the right to grant one or more Third Parties a non-exclusive license in such country for any Canakinumab Product under any or all of the XOMA IL-1 IP, subject to XOMA’s obligations under Section 2.4;

(b)XOMA shall provide Novartis an updated EXHIBIT A from time to time upon Novartis’ reasonable request, but no more frequently than [*];

(c)XOMA and its Affiliates’, sublicensees’ and representatives’ performance in connection with this Agreement shall comply with all applicable Laws; and

(d)XOMA and its Affiliates will not prosecute any claims under the Excluded Patents directed to IL-1 Antibodies or IL-1 Products.  As Novartis’ sole and exclusive remedy, upon any breach by XOMA or its Affiliates of this Section 6.3(d), effective as of the date of such breach, the Excluded Patent(s) for which such breach occurred shall be deemed as and included within XOMA IL-1 Patents.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

6.4Covenant of Novartis. Novartis hereby covenants to XOMA that its and its Affiliates’, sublicensees’ and representatives’ performance in connection with this Agreement shall comply with all applicable Laws.

6.5Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY THAT ANY PATENTS ARE VALID OR ENFORCEABLE, AND EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE VII
INDEMNIFICATION

7.1Indemnification by Novartis. Novartis shall indemnify, defend and hold harmless XOMA and its Affiliates, and its or their respective directors, officers, employees and agents (the “XOMA Indemnitees”), from and against any and all liabilities, damages, losses, costs and expenses, including the reasonable fees of attorneys and other professional Third Parties (collectively, “Losses”), arising out of or resulting from any and all Third Party suits, claims, actions, proceedings or demands (“Claims”) brought against any XOMA Indemnitee based upon:

(a)the negligence, recklessness or wrongful intentional acts or omissions of Novartis or its Affiliates and its or their respective directors, officers, employees and agents, in connection with Novartis’ performance of its obligations or exercise of its rights under this Agreement;

(b)any breach of any representation or warranty or covenant made by Novartis under ARTICLE VI or any other provision under this Agreement; or

(c)the [*], including any [*] damage or other damage, in each case resulting from any of the foregoing activities described in this Section 7.1(c);

in each case, provided, that, such indemnity shall not apply to the extent such Losses arise from a cause or event described in clause (a), (b), or (c) of Section 7.2.

7.2Indemnification by XOMA. XOMA shall indemnify, defend and hold harmless Novartis and its Affiliates, and its or their respective directors, officers, employees and agents (the “Novartis Indemnitees”), from and against any and all Losses, arising out of or resulting from any and all Claims against any Novartis Indemnitee based upon:

(a)the negligence, recklessness or wrongful intentional acts or omissions of XOMA or its Affiliates or its or their respective directors, officers, employees and agents, in connection with XOMA’s performance of its obligations or exercise of its rights under this Agreement;

(b)any breach of any representation or warranty or covenant made by XOMA under ARTICLE VI or any other provision under this Agreement; or

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(c)[*] or [*], including [*] damage or other damage, in each case resulting from any of the foregoing activities described in this Section 7.2(c) in each case, provided, that, such indemnity shall not apply to the extent such Losses arise from a cause or event described in clause (a), (b) or (c) of Section 7.1.

7.3Procedure.

7.3.1Notice of Claim. A Person entitled to indemnification under this ARTICLE VII (an “Indemnified Party”) shall give prompt written notification to the Party from whom indemnification is sought (the “Indemnifying Party”) of the commencement of any action, suit or proceeding relating to a Claim for which indemnification is being sought or, if earlier, upon the assertion of any such Claim (it being understood and agreed, however, that the failure by an Indemnified Party to give notice of a Claim as provided in this Section 7.3 shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually damaged as a result of such failure to give notice).

7.3.2Assumption of Defense; Participation. Within twenty (20) days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Claim with counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense and, without limiting the Indemnifying Party’s indemnification obligations, the Indemnifying Party shall reimburse the Indemnified Party for all costs and expenses, including reasonable attorney fees, incurred by the Indemnified Party in defending itself within thirty (30) days after receipt of any invoice therefor from the Indemnified Party. The Party not controlling such defense may participate therein at its own expense; provided, that if the Indemnifying Party assumes control of such defense and the Indemnified Party in good faith concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such Claim, the Indemnifying Party shall be responsible for the reasonable fees and expenses of counsel to the Indemnified Party in connection therewith. The Party controlling such defense shall keep the other Party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto.

7.3.3Settlements. The Indemnified Party shall not agree to any settlement of such Claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, delayed or conditioned. The Indemnifying Party shall not agree to any settlement of such Claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto, that imposes any liability or obligation on the Indemnified Party or that acknowledges fault by the Indemnified Party without the prior written consent of the Indemnified Party.

7.3.4Mitigation of Loss. Each Indemnified Party will take and will procure that its Affiliates take all such reasonable steps and actions as are necessary or as the Indemnifying Party may reasonably require in order to mitigate any Claims (or potential losses or damages)

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

under this ARTICLE VII. Nothing in this Agreement shall or shall be deemed to relieve any Party of any common law or other duty to mitigate any losses incurred by it.

7.4Special, Indirect And Other Losses. EXCEPT FOR A BREACH OF ARTICLE V OR FOR CLAIMS OF A THIRD PARTY THAT ARE SUBJECT TO INDEMNIFICATION UNDER THIS ARTICLE VII, NEITHER NOVARTIS NOR XOMA, NOR ANY OF THEIR RESPECTIVE AFFILIATES OR SUBLICENSEES, WILL BE LIABLE TO THE OTHER PARTY TO THIS AGREEMENT, ITS AFFILIATES OR ANY OF THEIR SUBLICENSEES FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES OR LOST PROFITS OR ROYALTIES, LOST DATA OR COST OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, WHETHER LIABILITY IS ASSERTED IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY), INDEMNITY OR CONTRIBUTION, AND IRRESPECTIVE OF WHETHER THAT PARTY OR ANY REPRESENTATIVE OF THAT PARTY HAS BEEN ADVISED OF, OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF, ANY SUCH LOSS OR DAMAGE.

7.5No Exclusion. Neither Party excludes any liability for death or personal injury caused by its negligence or that of its employees, agents or subcontractors.

ARTICLE VIII
TERM AND TERMINATION

8.1Term; Expiration. This Agreement shall become effective on the Effective Date and shall remain in effect until the expiration of the Royalty Term throughout the Territory (the “Term”). Upon expiration of the Term, all rights and licenses granted to Novartis pursuant to the Canakinumab CV Indication Non-Exclusive License or if Novartis has exercised its Exclusive Option, the Canakinumab Exclusive License shall survive, and shall become fully paid-up, perpetual and irrevocable.

8.2Termination for Cause. If either Novartis or XOMA is in material breach of any material obligation hereunder, the non-breaching Party may give written notice to the breaching Party specifying the claimed particulars of such breach, and in the event such material breach is not cured within [*] after such notice (or, if such material breach relates to non-payment of monies due (a “Payment Breach”), then [*] after such notice), the non-breaching Party shall have the right thereafter to terminate this Agreement immediately by giving written notice to the breaching Party to such effect; provided, that, [*], if [*] and the [*] and [*]. In the event that arbitration is commenced with respect to any alleged breach hereunder, no purported termination of this Agreement pursuant to this Section 8.2 shall take effect until the resolution of such arbitration. Any termination by any Party under this Section 8.2 and the effects of termination provided herein shall be without prejudice to any damages or other legal or equitable remedies to which it may be entitled.

8.3Termination by Novartis for Convenience. Novartis may terminate this Agreement without cause at any time after the Effective Date in its entirety or on an IL-1 Product-by-IL-1 Product or country-by-country basis at any time on [*] prior written notice.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

8.4Effects of Termination. Upon any early termination (but not expiration) of this Agreement in its entirety or termination with respect to an IL-1 Product or country in the Territory other than any termination by Novartis under Section 8.2 due to XOMA’s breach or termination by Novartis:

8.4.1License Termination. All rights and licenses granted to Novartis with respect to CV Canakinumab Products shall be terminated and be of no further force and effect; provided, that if such termination is only with respect to a particular CV Canakinumab Product or country, then such termination shall apply only to such CV Canakinumab Product or with respect to the terminated countries, as applicable.

8.4.2Return of Confidential Information and Materials. If this Agreement is terminated in its entirety, Novartis shall promptly return to XOMA all Know-How, data, materials and other Confidential Information made available to Novartis by XOMA under this Agreement.

8.4.3Effects of Termination for Novartis Termination due to XOMA Breach. Upon any early termination of this Agreement in its entirety by Novartis under Section 8.2 due to XOMA’s breach, then in addition to any other right or remedy Novartis may have, at Law or in equity, then the following Sections shall survive such termination in addition to those set forth in Section 9.2: [*] (provided, [*], and [*].

ARTICLE IX
ACCRUED RIGHTS; SURVIVING PROVISIONS

9.1Accrued Rights. Termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of any Party prior to such termination, relinquishment or expiration, including the payment obligations under ARTICLE III hereof, and any and all damages or remedies arising from any breach hereunder. Such termination, relinquishment or expiration shall not relieve any Party from obligations which are expressly indicated to survive termination of this Agreement.

9.2Surviving Provisions. In addition to any other provisions of this Agreement that are elsewhere expressly stated to survive, the provisions of [*], [*], [*], and [*], and [*], and [*] shall survive the termination of this Agreement in its entirety or expiration of this Agreement for any reason, in accordance with their respective terms and conditions, and for the duration stated, and where no duration is stated, shall survive indefinitely. In addition: (a) [*] shall survive for a period of [*] after the effective date of termination or expiration of this Agreement, and (b) [*] shall survive for a period of [*] after the effective date of termination or expiration of this Agreement.

ARTICLE X
MISCELLANEOUS

10.1Dispute Resolution. If a dispute between the Parties arises under this Agreement, either Party shall have the right to refer such dispute in writing to the respective Executive Officers, and such Executive Officers shall attempt in good faith to resolve such dispute. If the Parties are unable to resolve a given dispute pursuant to the preceding sentence within thirty (30)

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

days after referring such dispute to the Executive Officers, either Party may have the given dispute settled in court pursuant to the remainder of this Section 10.1. Each Party irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York for the purposes of any suit, action or other proceeding arising out of this Agreement. Each Party agrees to commence any such action, suit or proceeding in the United States District Court for the Southern District of New York or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, New York County. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any such action, suit or proceeding arising out of this Agreement in the United States District Court for the Southern District of New York, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.  Notwithstanding anything in this Agreement to the contrary, a Party may seek a temporary restraining order or a preliminary injunction from any court of competent jurisdiction, at any time, in order to prevent immediate and irreparable injury, loss, or damage on a provisional basis, pending the resolution of any dispute hereunder, including under this Section 10.1.

10.2Governing Law. This Agreement and any dispute arising from the performance or breach hereof shall be governed by and interpreted in accordance with the laws of the State of New York, without giving effect to any choice of law rules. The provisions of the United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement or any subject matter hereof.

10.3Assignment. Neither Party may assign this Agreement, in any manner including by operation of law, without the consent of the other Party, except as otherwise provided in this Section 10.3. Either Party may assign this Agreement in whole or in part to any Affiliate without the consent of the other Party. Either Party may also assign this Agreement, without the consent of the other Party, to any successor or Third Party that acquires all or substantially all of the business or assets of the assigning Party to which this Agreement relates, whether by sale, transfer, merger, reorganization, operation of law or otherwise, and Novartis may assign this Agreement to any Third Party in connection with any divestiture undertaken to satisfy an applicable governmental authority or agency; provided, that in each case such assigning Party provides the other Party with written notice of such assignment and the assignee agrees in writing to assume performance of all assigned obligations. The terms of this Agreement shall be binding upon and shall inure to the benefit of the successors, heirs, administrators and permitted assigns of the Parties.  Any purported assignment in violation of this Section 10.3 shall be null and void.

10.4Force Majeure. No Party shall be held liable or responsible to the other Party nor be deemed to be in default under, or in breach of any provision of, this Agreement for failure or delay in fulfilling or performing any obligation (other than a payment obligation) of this Agreement when such failure or delay is due to force majeure, and without the fault or negligence of the Party so failing or delaying. For purposes of this Agreement, force majeure is defined as causes beyond the reasonable control of the Party, including acts of God; material changes in Law; war; civil commotion; destruction of production facilities or materials by fire,

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

flood, earthquake, explosion or storm; labor disturbances; epidemic; and failure of public utilities or common carriers. In such event XOMA or Novartis, as the case may be, shall immediately notify the other Party of such inability and of the period for which such inability is expected to continue. The Party giving such notice shall thereupon be excused from such of its obligations under this Agreement as it is thereby disabled from performing for so long as it is so disabled for up to a maximum of ninety (90) days, after which time XOMA and Novartis shall promptly meet to discuss in good faith how to best proceed in a manner that maintains and abides by the Agreement. To the extent possible, each Party shall use reasonable efforts to minimize the duration of any force majeure.

10.5Notices. Any notice or request required or permitted to be given under or in connection with this Agreement shall be given in writing and personally delivered or sent by certified mail (return receipt requested), or overnight express courier service (signature required), prepaid, to the Party for which such notice is intended, at the address set forth for such Party below:

If to XOMA:

XOMA (US) LLC

2910 Seventh Street
Berkeley, California 94710

Attention:  Legal Department

With a required copy to:

Cooley LLP

3175 Hanover Street

Palo Alto, CA  94304-1130

Attention:   Barbara A. Kosacz

If to Novartis:

Novartis Pharma AG

Lichtstrasse 35

4056 Basel

Switzerland

Attn: Head, BD&L

With a required copy to:

Novartis Pharma AG

Lichtstrasse 35

4056 Basel

Switzerland

Attn: General Counsel

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

or to such other address for such Party as it shall have specified by like notice to the other Parties; provided, that notices of a change of address shall be effective only upon receipt thereof. If delivered personally, the date of delivery shall be deemed to be the date on which such notice or request was given. If sent by overnight express courier service, the date of delivery shall be deemed to be the next Business Day after such notice or request was deposited with such service. If sent by certified mail, the date of delivery shall be deemed to be the third (3rd) Business Day after such notice or request was deposited with the U.S. Postal Service.

10.6Export Clause. Each Party acknowledges that the Laws of the United States restrict the export and re-export of certain commodities and technical data of United States origin. Each Party agrees that it will not export or re-export restricted commodities or the technical data of the other Party in any form without the appropriate United States and foreign government licenses. Novartis shall not be required by the terms of this Agreement to be directly or indirectly involved in the provision of goods, services or technical data that may be prohibited by applicable export control, economic sanctions laws and anti-boycott regulations of the United States and other governments (“Trade Control Laws”) if performed by Novartis. It shall be in the sole discretion of Novartis to refrain from being directly or indirectly involved in the provision of goods, services or technical data that may be prohibited by applicable Trade Control Laws.

10.7Waiver. Neither Party may waive or release any of its rights or interests in this Agreement except in writing. The failure of either Party to assert a right hereunder or to insist upon compliance with any term of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition. No waiver by either Party of any condition or term in any one (1) or more instances shall be construed as a continuing waiver of such condition or term or of another condition or term.

10.8Severability. If any provision hereof should be held invalid, illegal or unenforceable in any jurisdiction, the Parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties and all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the Parties hereto as nearly as may be possible. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

10.9Entire Agreement. This Agreement, together with the Schedule and Exhibits hereto, set forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties and supersede and terminate all prior agreements and understanding between the Parties with respect to the subject matter of this Agreement. In particular, and without limitation, this Agreement supersedes and replaces the Existing Confidentiality Agreement and any and all term sheets relating to the transactions contemplated by this Agreement and exchanged between the Parties prior to the Effective Date. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties with respect to the subject matter of this Agreement other than as set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by the respective authorized officers of the Parties.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

10.10Independent Contractors. Nothing herein shall be construed to create any relationship of employer and employee, agent and principal, partnership or joint venture between the Parties. Each Party is an independent contractor. Neither Party shall assume, either directly or indirectly, any liability of or for the other Party. Neither Party shall have the authority to bind or obligate the other Party and neither Party shall represent that it has such authority.

10.11Headings; Construction; Interpretation. Headings used herein are for convenience only and shall not in any way affect the construction of or be taken into consideration in interpreting this Agreement. The terms of this Agreement represent the results of negotiations between the Parties and their representatives, each of which has been represented by counsel of its own choosing, and neither of which has acted under duress or compulsion, whether legal, economic or otherwise. Accordingly, the terms of this Agreement shall be interpreted and construed in accordance with their usual and customary meanings, and each of the Parties hereto hereby waives the application in connection with the interpretation and construction of this Agreement of any rule of Law to the effect that ambiguous or conflicting terms or provisions contained in this Agreement shall be interpreted or construed against the Party whose attorney prepared the executed draft or any earlier draft of this Agreement. Any reference in this Agreement to an Article, Section, Schedule subsection, paragraph, clause, or Exhibit shall be deemed to be a reference to any Article, Section, Schedule, subsection, paragraph, clause, or Exhibit, of or to, as the case may be, this Agreement. Except where the context otherwise requires, (a) any reference to any Law refers to such Law as from time to time enacted, repealed or amended or any replacement thereof, (b) the words “herein,” “hereof” and “hereunder,” and words of similar import, refer to this Agreement in its entirety and not to any particular provision hereof, (c) the words “include,” “includes,” and “including,” shall be deemed to be followed by the phrase “but not limited to,” “without limitation” or words of similar import, (d) the word “or” is used in the inclusive sense (and/or), (e) provisions that refer to Persons acting “under the authority of Novartis” shall include Novartis’ Affiliates or sublicensees and those Persons acting “under the authority of XOMA” shall include XOMA’s Affiliates or licensees (other than Novartis); conversely, those Persons acting “under the authority of Novartis” shall exclude XOMA, its Affiliates and licensees and those Persons acting “under the authority of XOMA” shall exclude Novartis, its Affiliates and sublicensees; (f) the word “notice” shall require notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement; (g) words of any gender include the other gender; (h) words using the singular or plural number also include the plural or singular number, respectively; and (i) provisions that require that a Party or the Parties “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing.

10.12Further Actions. Each Party shall execute, acknowledge and deliver such further instruments, and do all such other acts, as may be necessary or appropriate in order to carry out the expressly stated purposes and the clear intent of this Agreement.

10.13Parties in Interest; No Third Party Beneficiary Rights. All of the terms and provisions of this Agreement shall be binding upon, and shall inure to the benefit of and be enforceable by the Parties hereto and their respective successors, heirs, administrators and permitted assigns. The provisions of this Agreement are for the sole benefit of the Parties and

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

their successors and permitted assigns, and they shall not be construed as conferring any rights to any Third Party (including any third party beneficiary rights).

10.14Performance by Affiliates. To the extent that this Agreement imposes obligations on Affiliates of a Party, such Party agrees to cause its Affiliates to perform such obligations.

10.15Extension to Affiliates. Novartis shall have the right to extend the rights and obligations granted in this Agreement to one or more of its Affiliates. All applicable terms and provisions of this Agreement shall apply to any such Affiliate to which this Agreement has been extended to the same extent as such terms and provisions apply to Novartis. Novartis shall remain directly liable for any acts or omissions of its Affiliates, and Novartis hereby expressly waives any requirement that XOMA exhaust any right, power or remedy, or proceed directly against such Affiliate, for any obligation or performance hereunder prior to proceeding directly against Novartis.

10.16Counterparts. This Agreement may be signed in counterparts, each and every one of which shall be deemed an original, notwithstanding variations in format or file designation which may result from the electronic transmission, storage and printing of copies from separate computers or printers. Facsimile signatures and signatures transmitted via PDF shall be treated as original signatures.

[Signature page to follow]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

[Signature page to IL-1 Target License Agreement]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

XOMA (US) LLC

By:
Name:
Title:

NOVARTIS PHARMA AG

By:
Name:
Title:

By:
Name:
Title:

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Confidential

EXHIBIT A – XOMA Patents

[*] (10 pages omitted)

A-1

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Confidential

EXHIBIT B – Canakinumab Exclusive License Provisions

In addition to the provisions set forth in Section 2.5, effective as of the Canakinumab Exclusive License Effective Date, the provisions identified below shall take effect with respect to the Canakinumab Exclusive License as follows:

1.	Sublicensing:
a.	Section 2.1.2 of the Agreement is hereby replaced in its entirety with the following new Section 2.1.2:

“Sublicensing. The license grants in Section 2.1.1 include the right to grant and authorize sublicenses solely in connection with those IL-1 Antibodies and IL-1 Products that are developed by or on behalf of Novartis, its Affiliates and sublicensees in multiple tiers; provided, that (a) [*]; (b) Novartis shall require that each sublicensee comply with all applicable provisions of this Agreement; and (c) Novartis shall remain directly responsible for each sublicensee’s performance in connection with this Agreement.”

2.	Financials:
a.	Section 3.2.1 of the Agreement is hereby replaced in its entirety with the following new Section 3.2.1:

“Royalties. On a CV Canakinumab Product-by-CV Canakinumab Product basis, and country-by-country basis, Novartis shall pay royalties at a rate of [*] ([*]) on Net Sales of such CV Canakinumab Product for the CV Indication sold by Novartis, its Affiliates or its sublicensees in the Territory during the remainder of the Royalty Term.”

b.	A new Section 3.2.2(d) is hereby inserted into the Agreement:

“Third Party Licenses. In the event that [*] or [*] in connection with [*], or [*] under this Agreement, [*] or otherwise and [*] or [*]; provided, that to the extent (if at all) [*] having [*] under this Agreement, [*] under this Agreement.

Except [*].  Any [*] that [*] and [*] or [*]

3.	Intellectual Property:

ARTICLE IV of the Agreement is hereby amended to insert the new provisions identified below solely as they related to the Canakinumab Exclusive License. For clarity purposes, the provisions set forth in ARTICLE IV shall continue to apply with respect to the IL-1 License.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

a.

Ownership of Intellectual Property Arising Under the Canakinumab Exclusive License. Novartis shall own all data, Patents and Know-How generated, discovered, developed, invented, conceived or reduced to practice by or on behalf of itself, its sublicensees, or Affiliates, whether solely by any such party or jointly by one (1) or more such parties, in connection with the exercise of the Canakinumab Exclusive License under this Agreement, and all intellectual property rights therein, all of which shall be deemed to be “Future IP” under the Agreement.

b.	Prosecution and Maintenance of [*] Patents.
i.

General.  Subject to Section 3.b.ii, as between the Parties, [*] shall diligently and timely Prosecute and Maintain [*] Patents [*] [*] shall keep [*] informed as to material developments with respect to the Prosecution and Maintenance of such [*] Patents, including by timely providing copies of all substantive office actions or any other substantive documents that [*] receives from or submits to any patent office, including notice of all interferences, reissues, re-examinations, oppositions or, subject to Section 3.d., requests for patent term extensions and providing [*] a reasonable opportunity to review and comment on all substantive filings and communications with any patent agency regarding any [*] Patent. [*] shall not unreasonably reject the requests and suggestions of [*] with respect to such drafts and with respect to strategies for filing and prosecuting such [*] Patents in the Territory with the goal of maximizing the exclusive period for Canakinumab and Canakinumab Products as well as any other antibodies that are subject to an exclusive license from [*] or its Affiliates to [*] or its Affiliates.

ii.

Filing Decision or Prosecution Lapse. If, during the Term, [*], in exercising its obligations and rights pursuant to Section 3.b.i. to Prosecute and Maintain a [*] Patent in any country, decides not to file such Patent or intends to allow such Patent to lapse or become abandoned without having first filed a substitute Patent, [*] shall notify in writing and consult with [*] regarding such decision or intention at least [*] prior to the date upon which the subject matter of such Patent shall become unpatentable or such Patent shall lapse or become abandoned, and [*] shall thereupon have the right (but not the obligation) to assume the Prosecution and Maintenance thereof at its own expense with counsel of its own choice. If [*] wishes to assume Prosecution and Maintenance of such [*] Patent, [*] shall (A) [*] [*] [*]; (B) promptly provide [*] with the appropriate documents for [*] such Patent in such country; and (C) cooperate and otherwise execute all such documents and instruments at the [*] cost and expense, necessary to [*] such Patent in the name of [*] or its designee.

c.

Patent Costs. [*] shall be responsible for all costs and expenses associated with its Prosecution and Maintenance activities of [*] Patents under Section 3.b.i.; provided, however, that [*] shall be responsible for all costs and expenses associated with its Prosecution and Maintenance activities of those [*].

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

d.	Patent Term Extensions.
i.

Novartis shall be responsible for determining the strategy for applying for the extension of the term of any [*] Patents with respect to Canakinumab, such as under the “U.S. Drug Price Competition and Patent Term Restoration Act of 1984” (the “Act”), the Supplementary Certificate of Protection of the Member States of the European Union and other similar measures in any other country. If requested by Novartis, and at Novartis’ cost, XOMA shall apply for and use its reasonable efforts to obtain such an extension or, should the Law permit or require Novartis (or one (1) of its respective Affiliates, subcontractors or sublicensees hereunder) to so apply, XOMA hereby gives permission to Novartis to do so (in which case XOMA agrees to cooperate with Novartis in the exercise of such authorization and shall execute such documents and take such additional action as Novartis may reasonably request in connection therewith). Novartis and XOMA agree to cooperate with one another in obtaining any patent extension hereunder as directed by Novartis, and [*].

ii.

Novartis shall be responsible for determining the strategy with respect to certifications, notices and patent enforcement procedures regarding [*] Patents under the Act and the Biologics Price Competition and Innovation Act of 2009 (the “BPCIA”). XOMA shall cooperate, as reasonably requested by Novartis, in a manner consistent with this Section 3.d.ii. XOMA hereby authorizes Novartis to: (a) provide in any BLA or in connection with the BPCIA, a list of XOMA IL-1 Patents as required under the BPCIA; (b) except as otherwise expressly provided in this Agreement, exercise any rights exercisable by Novartis as Patent owner under the Act or the BPCIA; and (c) exercise any rights that may be exercisable by Novartis as reference product sponsor under the BPCIA, including (1) engaging in the Patent resolution provisions of the BPCIA with regard to [*] Patents; and (2) determining which Patents will be the subject of immediate Patent infringement action under § 351(l)(6) of the BPCIA; provided, that with respect to Novartis’ exercise of rights under the BPCIA, Novartis shall consult with a representative of XOMA designated by XOMA in writing and qualified to receive confidential information pursuant to § 365(l) of the BPCIA with respect to Novartis’ exercise of any rights exercisable as reference product sponsor, including providing such representative with timely copies of material correspondence relating to such matters, providing such representative the opportunity, reasonably in advance of any related Novartis action, to comment thereon and to consult with and consider in good faith the requests and suggestions of XOMA with respect to such matters

e.

Defense of Claims Brought by Third Parties. If [*] receives written notice alleging that the making, using, selling, offering for sale, importing, or other commercial exploitation of Canakinumab or any Canakinumab Product by [*], its Affiliates or sublicensees in the Territory infringes or misappropriates the intellectual property rights of any Third Party, [*] shall promptly notify [*] of the

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

same in writing. In any such instance, [*] shall have the sole right (but not the obligation) to defend such claim, at [*] (subject to any other provision of this Agreement [*] for the underlying infringement or misappropriation, to [*]).

f.

Enforcement. [*] shall promptly notify [*] in writing if it reasonably believes that any [*] IP is infringed or misappropriated by a Third Party with respect to the manufacture, sale, offer for sale, use or importation of Canakinumab or any Canakinumab Product (collectively, “Competing Infringing Activities”). [*] shall have the sole right, but not the obligation, to enforce, including as a counterclaim in a defensive proceeding, [*] Patents with respect to Competing Infringing Activity, or to defend any declaratory judgment action with respect thereto provided however that [*] shall not settle any such enforcement action in any manner that would:  (i) require any payment or admission of legal wrongdoing by [*]; or (ii) narrow the scope of or have an adverse effect on the enforceability of any [*] IP, in each case without the prior written consent of [*], which consent shall not be unreasonably withheld, delayed or conditioned. [*] shall keep [*] reasonably informed of the progress of any such action, and [*] shall reasonably cooperate with and assist [*] in such litigation as requested by [*], including providing information and materials, at [*] request and expense, and joining as a plaintiff to any action taken by [*] to enforce the [*] Patents in the Field in the Territory. For clarity, [*].

g.

Recovery. That portion of a recovery received under Section 3.f. that is or can reasonably be attributed to a Third Party’s breach of [*] with respect to a CV Canakinumab Product (such portion, the “CV Indication Recovery”), shall be used first to reimburse the Parties for the costs and expenses (including attorneys’ and professional fees) incurred in connection with such action (and not previously reimbursed), and the remainder of such CV Indication Recovery shall be [*]; provided that if such CV Indication Recovery is [*], then such remainder of the CV Indication Recovery (excluding [*] included in such CV Indication Recovery) shall be treated [*].

4.	[*].

ARTICLE II of the Agreement is hereby amended to insert the new provision Section 2.6 as follows:

a.	[*] agrees that, during [*] with respect [*].
b.	If [*]”), then [*], that [*], or [*], and [*] will either (i) [*]; provided, [*], or (ii) [*]. [*]”, as used in this subsection (b), means the [*] without [*].
5.	Representations and Warranties of XOMA.

ARTICLE VI of the Agreement is hereby amended to insert the new provision Sections 6.6(a) - (e) as follows:

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

XOMA hereby represents and warrants to Novartis that, except as set forth in [*], as of the earlier of (i) the date of the Novartis Interest Notice or (ii) the day [*], as applicable:

(a)The representations and warranties set forth in Sections 6.1 and 6.2 of the Agreement remain true and correct with respect to the [*];

(b)The Patents listed in EXHIBIT A, as updated by XOMA as of the date of the Novartis Interest Notice, comprise a complete and accurate list of [*];

(c)To the knowledge of XOMA, the issued Patents in the [*] are valid and enforceable without any claims, challenges, oppositions, nullity actions, interferences, inter-partes reexaminations, AIA Proceedings, derivation proceedings, or other proceedings pending or threatened and XOMA has filed and prosecuted patent applications within the [*] in good faith and complied with all duties of disclosure with respect thereto;

(d)To the knowledge of XOMA, the manufacture, use, sale, offer for sale or importation of Canakinumab or any Canakinumab Product [*]; and

(e)To the knowledge of XOMA, neither XOMA nor its Affiliates have committed any act, or omitted to commit any act, that may cause the [*] to expire prematurely or be declared invalid or unenforceable.

6.	Covenants.

Effective as of the [*], Section 6.3 of the Agreement is amended by adding the new Section 6.3(c) as follows:

“XOMA will maintain all XOMA Third Party Agreements related to the [*] in effect as of the [*] in full force and effect during the Royalty Term, and will not (i) terminate any such XOMA Third Party Agreement, nor (ii) amend any such XOMA Third Party Agreement, in each case in any manner that adversely effects the rights of Novartis under this Agreement.”

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Confidential

EXHIBIT C – Form of Novartis Invoice

Sender’s Logo	INVOICE
INVOICE DATE:
Street	20
Town, Country
Phone and Fax Nr.	INVOICE No.: XXXX
Bill To:For:
[Product X Royalties 1st Quarter 20 ]

[XXX]
And via fax to no. _________________
DESCRIPTION [Please specify the event for which the invoice is due]AMOUNT (USD)
Product X [royalties] [January – March 20] calculated based on Novartis provided [sales & royalty report] (see attached worksheet)US$ 000'000.00
[(Or milestone payment for event Y, according to paragraph XY of agreement ZZZZ dated ……)]
Novartis Contract Code
Please remit by wire transfer within [[] days] to:
Receiving Bank - ……..
Swift Code - ……..
ABA Number - ……..
Credit Account - ……..
Beneficiary - ……..
TOTAL	000'000,00
If you have any questions concerning this invoice, contact …………
or e-mail to ……..
VAT -Reg. No. Xxxxxxxxxx (if applicable)

C-1

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Confidential

EXHIBIT D – Form of Servier Payoff Letter

D-1

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

August 24, 2017

XOMA (US) LLC

2910 Seventh Street

Berkeley, CA 94710

United States

Attention:  Chief Financial Officer

FAX:  510-649-0315

Re:Payoff Letter

Ladies and Gentlemen:

Reference is made to (i) that certain Loan Agreement, dated as of December 30, 2010, as amended and assigned by the Consent, Transfer, Assumption and Amendment Agreement, dated as of August 12, 2013, as further amended by Amendment No2 to the Loan Agreement, dated as of January 9, 2015, and Amendment No3 to the Loan Agreement, dated as of January 17, 2017 (as so amended, and as further amended, restated, supplemented or otherwise modified from time to time through the date hereof, the “Loan Agreement”), each between XOMA (US) LLC, a Delaware limited liability company (as successor by assignment to XOMA Ireland Limited, “XOMA” or “you”) and Les Laboratoires Servier (“Servier” or “us”) and the other entities from time to time party thereto, and (ii) the other agreements, documents and instruments executed in connection therewith (as each may be further amended, restated, supplemented or otherwise modified from time to time through the date hereof, together with the Loan Agreement, collectively, the “Secured Agreements”).  You have informed us that, on or about August 25, 2017, you expect to satisfy, in full, all of the Obligations under the Loan Agreement and the other Secured Agreements, including all monies, liabilities and obligations secured thereunder.  All capitalized terms used but otherwise not defined herein shall have the meanings set forth in the Loan Agreement.

Upon Servier’s receipt on August 25, 2017, by federal funds wire transfer (or similar transfer of immediately available funds) in accordance with the instructions set for the below, of an amount equal to €12,022,451, which amount shall be increased by an amount equal to €576 (representing per diem interest) for each day thereafter that the Payoff Amount remains unpaid (such amount, the “Payoff Amount”, and the date upon which such wire is received, the “Payoff Effective Time”), Servier agrees to deliver (or cause to be delivered) to XOMA the original Promissory Note (marked as “cancelled”) and all other instruments in Servier’s possession, if any, and other releases of liens, discharges, terminations and release documentation, executed by Servier (if applicable) releasing Servier’s Liens (as hereinafter defined) on all of the assets and property of XOMA subject to such Liens (the “Collateral”).

Upon the Payoff Effective Time, Servier agrees and acknowledges that (i) all Obligations, including without limitation outstanding indebtedness (including, without limitation, for principal, interest and fees) and other obligations of XOMA under or relating to the Secured Agreements, shall be deemed paid and satisfied in full and irrevocably discharged, terminated and released, (ii) all security interests and other liens and encumbrances (“Liens”) granted to or held by Servier in any assets of XOMA as security for such Obligations shall be automatically,

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

forever and irrevocably satisfied, released and discharged, (iii) the Loan Agreement and the other Secured Agreements shall be automatically terminated and of no further force or effect, and neither XOMA nor any other Person shall have a right to draw funds thereunder, and (iv) XOMA or its agent or designee shall be authorized, without further action, notice or consent, to file the UCC termination statement attached hereto as Exhibit A, and all other instruments, releases and documents evidencing the release of Servier’s Liens on the Collateral.  Further, Servier agrees to execute such documents and take all additional actions reasonably requested by XOMA, from time to time, to release its Liens on the Collateral and evidence the termination of the Obligations.  XOMA agrees to pay Servier for all reasonable out-of-pocket costs and expenses incurred by Servier in connection with the matters referred to in the previous sentence, and acknowledges that Servier’s execution of and/or delivery of documents releasing any security interest or claim in any Collateral of XOMA as set forth herein is made without recourse, representation, warranty or other assurance of any kind by Servier and hereby confirms that the commitments of Servier to make any Advance or incur liabilities under the Secured Agreements are terminated as of the Payoff Effective Time, and, as of the Payoff Effective Time, Servier shall have no further obligation to make Advances to XOMA or any other Person under the Secured Agreements.

The Payoff Amount referred to above should be sent to the following account of Servier:

[*]

This Agreement shall be governed by the internal laws of the State of New York.  No party may assign its rights, duties or obligations under this Agreement without the prior written consent of the other parties.  This Agreement may be executed in any number of separate counterparts, each of which shall, collectively and separately, constitute one agreement.  Delivery of an executed counterpart of this letter by electronic means (e.g., facsimile or .pdf) shall be equally as effective as delivery of an original executed counterpart and shall not affect the validity, enforceability, and binding effect of this letter.  The undersigned parties have signed below to indicate their consent to be bound by the terms and conditions of this Agreement.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

If you need additional information, please do not hesitate to contact us.

Very truly yours,

LES LABORATOIRES SERVIER

By:
Name:
Title:

INSTITUT DE RECHERCHES SERVIER

By:
Name:
Title:

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

ACCEPTED and AGREED:

XOMA (US) LLC

By:
Name:
Title:

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT A

UCC TERMINATION STATEMENT

A-1

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.